Contact:
                              Patty Kehe
                              Dynasil Corporation of America
                              Phone: (607) 272-3320, ext. 26
                              Email:   pkehe@dynasilcorp.com

            Dynasil Acquires the Hilger Crystal
             Subsidiary of Newport Corporation

WEST BERLIN, N.J. - July 20, 2010 - Dynasil Corporation of America (OTCBB: DYSL) today announced the acquisition of Hilger Crystals, Ltd. ("Hilger"), a leading manufacturer of synthetic crystals applicable to a wide range of industrial, medical, and homeland security applications. Hilger's parent company, Newport Corporation, is a leading global supplier of lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, and optical components to customers in the scientific research, microelectronics, aerospace & defense and life & health sciences markets.

Hilger Crystals, located in Kent, England, has a long history of supplying reliable and high-quality synthetic crystals for infrared spectroscopy, X-ray and gamma ray detection. Applications for synthetic crystals include homeland security, medical imaging, oil exploration, chemical analysis and military.

Craig Dunham, CEO of Dynasil, commented, "By combining our technical depth in synthetic crystals with Hilger's highly specialized expertise in the growth and manufacturing of crystals, we can accelerate the commercialization and distribution of our extensive technology portfolio. The acquisition of Hilger puts Dynasil in a strong position as a high quality manufacturer and supplier. The transaction exemplifies our growth strategy to acquire companies with strengths in complementary areas, which enables us to more quickly commercialize our new technology while expanding the scale and scope of our product line and distribution channels. We expect the acquisition to have a very positive impact on our Company's revenue growth, profitability and earnings per share."

The purchase price for Hilger is $4 million at closing with an additional payment of $0.75 million after 18 months which may be reduced or eliminated, contingent upon revenues for the first 18 months. The entire $4 million purchase price at closing was funded using the existing acquisition line of credit with Sovereign/Santander Bank. Additional details regarding the acquisition will be outlined in Dynasil's 8-K filing with the SEC.

About Dynasil: Dynasil Corporation of America (OTCBB: DYSL), is a provider of technology, products, services and solutions to a broad range of customers to serve their specific needs in the medical, industrial, and homeland security/defense markets. The Company has additional operations in New Jersey, New York and Massachusetts.

This news release may contain forward-looking statements usually containing the words "believe," "expect," "plan", "target", "intend" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Statements relating to future results of operations, projections, and expectations, including the expected benefits of the Hilger acquisition, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-K and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products. Dynasil undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.